                                                                    EXHIBIT 12.1

                          TOMMY HILFIGER CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

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
                         NINE MONTHS ENDED
                            DECEMBER 31,               FISCAL YEAR ENDED MARCH 31,
                         ------------------ --------------------------------------------------
                           1997      1997     1997      1997    1996    1995    1994    1993
                         --------- -------- --------- -------- ------- ------- ------- -------
                         PRO FORMA          PRO FORMA
                         ---------          ---------
STATEMENT OF OPERATIONS
 DATA:
Income before income
 taxes.................. $132,512  $128,316 $ 64,766  $131,248 $92,400 $63,457 $41,766 $22,826
Fixed Charges
  Interest expense......   36,132     1,049   47,572       761     754     207     317   1,348
  Portion of rent
   expense representing
   interest expense.....    3,752     3,011    3,691     2,970   1,923     761     328     356
  Financing cost
   amortization.........      975       --     1,300       --      --      --      --      --
                         --------  -------- --------  -------- ------- ------- ------- -------
Total fixed charges
 excluding capitalized
 interest...............   40,859     4,060   52,563     3,731   2,677     968     645   1,704
Capitalized interest....      915       915      --        --      --      --      --      --
                         --------  -------- --------  -------- ------- ------- ------- -------
Total fixed charges.....   41,774     4,975   52,563     3,731   2,677     968     645   1,704
                         --------  -------- --------  -------- ------- ------- ------- -------
Income before income
 taxes and fixed
 charges................ $173,371  $132,376 $117,329  $134,979 $95,077 $64,425 $42,411 $24,530
                         ========  ======== ========  ======== ======= ======= ======= =======
Ratio of earnings to
 fixed charges..........      4.2      26.6      2.2      36.2    35.5    66.6    65.7    14.4
                         ========  ======== ========  ======== ======= ======= ======= =======
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